Exhibit 99.1 The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770 Contact: FOR IMMEDIATE RELEASE Investor Relations 804.289.9709 Brink’s Appoints Kathie Andrade to Board of Directors RICHMOND, Va., August 12, 2019 – The Brink’s Company (NYSE:BCO), the global leader in total cash management, secure route-based logistics and payment solutions, today announced that its board of directors appointed Ms. Kathie Andrade as an independent director effective August 8, 2019. Ms. Andrade retired in 2018 as chief executive officer of TIAA’s retail financial services, a business unit that offers banking, lending, insurance and investment solutions to approximately five million retail customers. Prior to her role as chief executive officer, Ms. Andrade held various executive positions at TIAA including executive vice president, individual advisory services, and chief operating officer of TIAA wealth management. Between 1986 and 2008, Ms. Andrade held a number of senior management positions at Bank of America, including chief operating officer for the alternative investments group and chief operating and technology officer for the wealth management group. Michael Herling, chairman of the Brink’s board, said: “Kathie is an experienced and transformational leader whose focus on finance and customer interaction is coupled with her deep understanding of the possibilities associated with technological innovation. Her proven leadership abilities, combined with her experience in retail financial services will provide invaluable leadership, experience and insight to our board and management team. We look forward to working with her.” About The Brink’s Company The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 42 countries serves customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709. # # #